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                                                                   EXHIBIT 99(1)

        Harrah's Operating Company Announces Extension of Exchange Offer

LAS VEGAS, October 9, 2001 -- Harrah's Operating Company, Inc. (NYSE:HET) announced today that its pending offer to exchange (the "Exchange Offer") any and all of its outstanding 7.125% Senior Notes due 2007 (the "Old Notes") for 7.125% Senior Notes due 2007 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended, currently scheduled to expire at 5:00 p.m., New York City time on October 9, 2001, has been extended until 5:00 p.m., New York City time, on October 15, 2001.

         Tenders with respect to approximately $471,595,000 aggregate principal amount of the Old Notes, out of a total of $500.0 million aggregate principal amount eligible to participate in the exchange, have been received to date. This announcement is not an offer to exchange or a solicitation of an offer to exchange, with respect to the Old Notes. The Exchange Offer is being made solely by the Prospectus dated August 31, 2001, and the Exchange Offer, as extended hereby, remains subject to the terms and conditions stated therein.

         Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most geographically diversified casino company in the United States, operating 25 casinos under the Harrah's, Showboat, Rio and Harveys brand names. With a combined database of more than 24 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

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         Additional information about Harrah's Entertainment is available on the
Company's web site, WWW.HARRAHS.COM.

         This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "plans," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, construction disruptions and delays, ineffective marketing, effects of competition and other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission.


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